Exhibit 99.1

April 11, 2006

Company Press Release

SOURCE:	California Steel Industries, Inc.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports First Quarter 2006 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2006. Net income for the period is $30.3 million on sales of $318.0 million, from shipments of 490,427 net tons of steel products.

Sales revenues of $318.0 million are slightly less than the same period in the prior year. EBITDA for the quarter is $60.1 million, 25 percent higher than 2005. Net income of $30.3 million is 37 percent higher.

Compared to fourth quarter 2005, net sales in the first quarter 2006 are six percent higher than fourth quarter 2005’s $300.8 million, while net income more than doubled in first quarter 2006, from $12.7 million. Shipments are just slightly higher in first quarter 2006, increasing from 479,380 tons.

Tonnage sold is nine percent higher compared to the first quarter of 2005. Sales volumes are as follows (net tons):

	1Q06	1Q05
Hot Rolled	217,044	184,646
Cold Rolled	38,243	40,772
Galvanized	190,250	169,679
ERW Pipe	44,890	53,041

Total	490,427	448,138

“This first quarter is a good start for 2006,” said Masakazu Kurushima, President and CEO. “Shipment levels are strong, and have returned some of the best first quarter results in our company’s history,” he continued.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended
	3/31/06	3/31/05
Billed net tons	490,427	448,138
Net sales revenue	$318,025	$339,314
Cost of sales	$256,526	$290,900
SG&A	$7,466	$7,293
Operating income	$53,786	$41,121
Interest expense, net	$1,547	$2,912
Income before tax	$51,371	$38,460
Net income	$30,285	$22,074
Depreciation	$7,193	$6,661
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(14,968)	$3,515
Investing Activities	$(4,426)	$(680)
Financing Activities	$(5,809)	$(1,607)
EBITDA	$60,111	$48,033

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of March 31, 2006, with availability of over $108.5 million and a cash balance of $79.1 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.